UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2025

Procore Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40396	73-1636261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6309 Carpinteria Avenue, Carpinteria, CA	93013
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 477-6267

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	PCOR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2025, Brian Feinstein notified Procore Technologies, Inc. (the “Company”) of his decision to voluntarily resign as a member of the Board of Directors (the “Board”) of the Company, effective as of December 9, 2025. Mr. Feinstein’s decision to resign was not the result of any disagreement with the Company, including on any matter relating to its operations, policies, or practices.

Upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board, on December 9, 2025, the Board appointed Ronald Hovsepian to fill the vacancy on the Board created by Mr. Feinstein’s resignation, effective immediately following Mr. Feinstein’s resignation. Mr. Hovsepian will serve as a Class I director until the Company’s 2028 annual meeting of stockholders, until such time as his successor has been duly elected and qualified, or until his earlier death, resignation, or removal. Based upon the further recommendation of the Nominating Committee, the Board also appointed Mr. Hovsepian to serve as a member of the Compensation Committee of the Board (the “Compensation Committee”) and as a member of the Nominating Committee, with each such appointment effective as of the effectiveness of Mr. Hovsepian’s appointment to the Board.

The Board has determined that Mr. Hovsepian qualifies as an independent director under the listing standards of the New York Stock Exchange and the director independence standards set forth in the Company’s Corporate Governance Guidelines. There are no arrangements or understandings between Mr. Hovsepian and the Company or any other person pursuant to which Mr. Hovsepian was selected to serve on, or appointed as a member of, the Board. There are no family relationships between Mr. Hovsepian and any director or executive officer of the Company. Mr. Hovsepian has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”).

Pursuant to, and subject to the terms of, the Company’s Non-Employee Director Compensation Policy, as amended (the “Policy”), which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025, Mr. Hovsepian will receive an annual cash retainer of $48,100 for service on the Board, an additional annual cash retainer of $10,000 for service on the Compensation Committee, and an additional annual cash retainer of $6,400 for service on the Nominating Committee. All such annual cash retainers are payable in equal quarterly installments in arrears and prorated for any partial months of service. On December 9, 2025, Mr. Hovsepian was granted an initial restricted stock unit (“RSU”) award having a target equity value of $530,000 (the “Initial RSU Award”). The Initial RSU Award will vest in three equal annual installments–on November 20 of 2026, 2027, and 2028, respectively–subject to continued service through each vesting date. In addition, at the close of business on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”), subject to the requirements in the Policy, Mr. Hovsepian will receive an RSU award having a target equity value of $227,500 (each, an “Annual RSU Award”). Each Annual RSU Award will vest in full on the date of the following year’s Annual Meeting (or the date immediately preceding the date of the following year’s Annual Meeting if his service on the Board ends at such meeting), subject to his continued service through the applicable vesting date. The Initial RSU Award is, and any Annual RSU Awards will be, subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan, as amended, and its related agreements.

In connection with his appointment to the Board, the Company has entered into its standard indemnification agreement with Mr. Hovsepian, the form of which is incorporated by reference as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 6, 2021 (File No. 333-236789).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Procore Technologies, Inc.

Date: December 11, 2025	By :	/s/ Benjamin C. Singer
Benjamin C. Singer
Chief Legal Officer and Corporate Secretary